Exhibit 10.9

FORM OF

AMENDMENT TO

EMPLOYMENT AGREEMENT

This Amendment, dated as of February 15, 2022 (the “Amendment”), to the Employment Agreement (“Employment Agreement”), entered into as of December 1, 2020, by and between The First of Long Island Corporation (the “Company”), The First National Bank of Long Island (the “Bank”; and together with the Company, “FLIC”) and Michael J. Spolarich (“Executive”).

W I T N E S S E T H:

WHEREAS, the Employment Agreement provides for certain benefits payable to the Executive in the event of a termination of Executive’s employment by FLIC Without Cause or by Executive With Good Reason, including a termination following a Change in Control; and

WHEREAS, FLIC and Executive have agreed to a change in the benefits payable to Executive in the event of a termination of Executive’s employment by FLIC Without Cause or by Executive For Good Reasons in connection with or following a Change in Control; and

WHEREAS,  pursuant to Section 9 of the Employment Agreement, the parties agree to amend the Employment Agreement.

NOW, THEREFORE, in consideration of the premises, the mutual agreements herein set forth and such other consideration the sufficiency of which is hereby acknowledged, the Company, Bank and the Executive hereby agree as follows:

Section 1.  Amendment to Section 4(h) of the Employment Agreement.  Section 4(h) of the Employment Agreement is hereby amended and restated to read as follows:

(h)Additional Compensation Payable Following Termination Without Cause or Termination with Good Reason.

(i)In addition to the compensation set forth in Section 4(g) above, Executive will receive the additional compensation and benefits set forth in this paragraph (h), if the following requirements are met:

(A)	Executive’s employment is terminated pursuant to Section 4(f) above (Termination Without Cause or Termination for Good Reason), including a termination following a Change in Control; and

(B)

Executive executes a release of his claims against the Bank, the Company and any affiliate, and their officers, directors, successors and assigns (the “Release”), the form of which release is attached to this Agreement. The Release must be executed and become irrevocable by the 60th day following the date of Executive’s termination of employment; provided that if the 60 day period spans two (2) calendar years, then, to the extent necessary to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the payments and benefits described in this Section 4(h) will be paid, or commence, in the second calendar year.

(ii)If Executive meets the requirements described in clause (i) above, (ii)(A) below shall govern, unless the termination of employment occurs in connection with or following a Change in Control, in which event (ii)(B) below shall govern:

(A)	FLIC shall pay Executive, or in the event of Executive’s subsequent death, Executive’s beneficiary or estate, a cash lump sum payment equal to the sum of:

(i)two times Base Salary at the rate in effect immediately prior to his date of termination, plus

(ii)an amount equal to the product of: (I) the reasonably estimated monthly cost of the medical, dental and vision insurance coverage maintained by the Bank for Executive immediately prior to Executive’s date of termination; multiplied by (II) twenty-four (24).

Such amount shall be paid to Executive in a lump sum within ten (10) days following Executive’s date of termination, or if later, following the seventh (7th) day after Executive’s execution of the Release required under Section 4(h)(i)(B) hereof.

(B)

If the termination of employment occurs in connection with or following a Change in Control, FLIC shall pay Executive, or in the event of Executive’s subsequent death, Executive’s beneficiary or estate, a cash lump sum payment equal to the sum of:

(i)two times the sum of (x) Base Salary at the rate in effect immediately prior to his date of termination, and (y) his annual cash incentive compensation, calculated based on Target levels of performance for the year in which the Change in Control occurs, plus

(ii)an amount equal to the product of: (I) the reasonably estimated monthly cost of the medical, dental and vision insurance coverage maintained by the Bank for Executive immediately prior to Executive’s date of termination; multiplied by (II) twenty-four (24).

Such amount shall be paid to Executive in a lump sum within ten (10) days following Executive’s date of termination, or if later, following the seventh (7th) day after Executive’s execution of the Release required under Section 4(h)(i)(B) hereof.

Section 2.  Amendment to Section 3(e) of the Employment Agreement.  Section 3(e) of the Employment Agreement is hereby amended and restated to read as follows:

(e)Expense Reimbursements.  FLIC will reimburse Executive for all reasonable travel, entertainment and other reasonable expenses incurred by Executive during the course of performing Executive’s obligations under this Agreement, including, without limitation, fees for memberships in such organizations as Executive and the Board mutually agree are necessary and appropriate in connection with the performance of Executive’s duties under this Agreement.   All reimbursements shall be made as soon as practicable upon substantiation of such expenses by Executive in accordance with the applicable policies and procedures of the Bank.

Section 3.Continuation of Agreements.  Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Employment Agreement or the New Employment Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect and shall be otherwise unaffected.

Section 4.Governing Law.  This Amendment and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of New York.

Section 5.Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed an original, and all of which together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the Company, Bank and the Executive have duly executed this Amendment as of the day and year first written above.

THE FIRST OF LONG ISLAND CORPORATION

By: /s/ Christopher Becker
Name: Christopher Becker
Title: President and Chief Executive Officer

THE FIRST NATIONAL BANK OF
LONG ISLAND

By: /s/ Christopher Becker
Name: Christopher Becker
Title: President and Chief Executive Officer

EXECUTIVE
/s/ Michael J. Spolarich
Michael J. Spolarich